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Freeport-McMoRan Copper & Gold Inc.
Announces New Operations Management Structure

PHOENIX, AZ, December 13, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today a new organizational structure for its operations management team following a decision by Tim Snider, President and Chief Operating Officer, to retire effective April 1, 2008.

The operations will continue to be managed by geographic region, including North America, South America, Indonesia and Africa.  The following individuals will comprise the executive operations management team, reporting to Chief Executive Officer Richard C. Adkerson, who will become President of FCX.

•	Harry “Red” Conger, President of Freeport-McMoRan Americas division, will continue to be responsible for management of the company’s North and South American operations.

•	Mark Johnson will continue as Chief Operating Officer of Indonesian operations.

•	Phil Brumit will be joining FCX as President of Freeport-McMoRan Africa division and will be responsible for management of the Tenke Fungurume development project.

•	John Marsden, President of Freeport-McMoRan Mining division, will continue as the Company’s senior executive responsible for development and technical services.

•	David Thornton, President of Climax Molybdenum, will continue to be responsible for FCX’s molybdenum division.

Tim Snider will be available to provide consulting services on operational matters following his retirement under an arrangement with FCX.

James R. Moffett, Chairman of the Board and Richard C. Adkerson, Chief Executive Officer said: “Tim Snider made significant contributions in his 37-year career with Phelps Dodge, and with FCX since our combination with Phelps Dodge in March 2007.  Our Board and management team congratulate Tim on his accomplishments and his strong leadership role within the organization and in the global mining industry.  We look forward to his on-going involvement in our operations through his consulting arrangement.  Tim played a leading role in the successful integration of Phelps Dodge into FCX.  The combination of the two companies provided us with a strong operations and technical team which will enable us to continue to pursue operating excellence and our exciting growth plans, and sustain our focus on the safety of our workforce and responsible management of the environmental and social impacts of our operations.  We are pleased to announce our new management structure and congratulate these individuals, all of whom have significant industry experience and a track record of achievement.”

Operations Management Profiles

Harry M. (Red) Conger has 30 years of mining industry experience, including 21 years of experience with Phelps Dodge and FCX.  He has held a number of senior operations positions in North and South America and has recently returned to our corporate headquarters office in Phoenix following a four year assignment leading our South American operations.  Red received a Bachelor of Science degree in mining engineering from the Colorado School of Mines in 1977.

Mark J. Johnson has 26 years of mining industry experience, including 20 years of experience with Freeport-McMoRan.  He has held senior operations positions and has been actively engaged in the development of the Grasberg minerals district following its discovery in 1988.  Mark received a Bachelor of Science degree in mining engineering from the Montana College of Mineral Sciences and Technology in Butte, Montana in 1981.

Phillip S. Brumit has 27 years of experience in the mining industry and will be joining FCX in January 2008 to lead the development of the Tenke Fungurume project in Democratic Republic of Congo.  Phil’s previous industry experience includes senior operations roles in the U.S. and Indonesia at Newmont Mining Corporation.  He holds a Bachelor of Science degree in geological engineering and a master’s degree in mining engineering from the Montana College of Mineral Sciences and Technology in Butte, Montana.

John O. Marsden has 25 years of mining industry experience, including 17 years with Phelps Dodge and FCX.  He has held senior operations and technical management positions and has been a significant contributor to the Company’s successful advancements in processing technologies.  John received a Bachelor of Science engineering degree in mineral technology from the Royal School of Mines at the University of London in 1982 and has published widely on a broad range of metallurgical subjects related to copper and gold extraction.

David H. Thornton has 29 years of experience with Phelps Dodge and FCX.  He joined the Company in 1978 and has held positions of increasing responsibility in the Company’s copper and molybdenum operations.  He was named President of Climax Molybdenum in 2001.  Dave received a Bachelor of Arts degree in chemistry from the University of New York at Potsdam in 1977.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company's portfolio of assets include the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

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